Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Star Gas LLC:

We consent to the incorporation by reference in this registration statement on Form S-3 of Star Gas Partners, L.P. of our reports dated December 12, 2005, with respect to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2004 and 2005, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the Form 10-K/A of Star Gas Partners, L.P. Our report contains an explanatory paragraph that states the Partnership may not be able to fund its working capital requirements, which raises substantial doubt about the Partnership’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

Additionally, we consent to the incorporation by reference in this registration statement on Form S-3 of Star Gas Partners, L.P. of our report dated December 12, 2005 relating to the balance sheets of Star Gas LLC as of September 30, 2004 and 2005, which report appears in the Form 8-K of Star Gas Partners, L.P. filed on January 9, 2006. Our report contains an explanatory paragraph that states the Partnership may not be able to fund its working capital requirements, which raises substantial doubt about the Partnership’s ability to continue as a going concern, which consequently raises substantial doubt about the ability of Star Gas LLC to continue as a going concern. The balance sheets do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Stamford, Connecticut
April 3, 2006